Exhibit 10.5

MANAGING DIRECTOR CONTRACT

Between

Prometal RCT GmbH

Am Mittleren Moos 41

86167 Augsburg

Represented by the shareholders’ meeting,

- hereinafter referred to as the “Company” -

And

Mr. Rainer Höchsmann

Schlossstrasse 16

86682 Genderkingen

- hereinafter referred to as the “Managing Director” -

§ 1 Management and Representation

(1)	The Managing Director is entitled and required to represent the Company according to the law, the articles of incorporation, and any management rules jointly with the other managing directors and to manage the Company’s businesses. Instructions issued by the shareholders’ meeting shall be followed as long as they do not contradict agreements contained in this Contract.

(2)	The Managing Director shall execute the duties incumbent upon him with the care of a prudent and diligent businessman while safeguarding the interests of the company.

§ 2 Individual Duties

(1)	The Managing Director shall be responsible for the management and supervision of the Company as a whole.

(2)	The Managing Director shall exercise the rights and obligations of the employer according to the provisions of labor and social laws.

(3)	The Managing Director shall safeguard the tax-related interests of the Company. He is required, within 3 months after expiration of a fiscal year and in consideration of business- and tax-related accounting rules to generate the annual financial statement (balance sheet, profit and loss statement, as well as appendix). He is responsible for ensuring that accounting adheres to business- and tax-related guidelines and that cost accounting is tailored to the Company.

(4)	The Managing Director is responsible for the timely and proper disclosure of the annual financial statement according to § 325 HGB (Commercial Code). He shall make use of size-related simplification according to §§ 326 and 327 HGB unless the shareholders’ meeting has decided otherwise.

(5)	Unless a different shareholders’ resolution is passed, the Managing Director shall convene the shareholders’ meeting in a proper manner, run it, and conclude it in a proper manner as well as record the minutes of the shareholders’ resolutions.

(6)	The Managing Director shall prepare a business report for the shareholders meeting. Upon request, he shall provide interim business reports and information in writing.

(7)	The Managing Director shall file the necessary entries into the Commercial Register.

(8)	The Managing Director may only approve the assignment of company shares and fractional company shareholding based on the articles of incorporation and the relevant shareholders’ resolutions. The same applies for calling in any still outstanding capital contributions.

(9)	According to § 40 GmbHG (law on private limited liability companies), the Managing Director shall promptly submit, after every change in the persons constituting the shareholders or in the scope of their stake, a list of the shareholders that is signed by him and that contains their last names, first names, status, place of residence, and initial contribution.

§ 3 Transactions Requiring Approval

The Managing Director shall require, for all transactions and measures that go beyond the usual operations of the Company’s business activities, the express consent of the shareholders’ meeting. This shall include in particular:

a)	All disposition regarding property, rights to a property or rights to a property right, and the obligation to undertake such dispositions;

b)	The sale of the Company as a whole, the setup, sale, and abandonment of businesses or business locations;

c)	The acquisition of other companies, the acquisition, modification, or termination of interests – including silent ones – including the acquisition of shares in the Company as well as the assignment of the Company’s own shares, and the casting of votes in affiliated companies;

d)	The signing, changing, and terminating of contracts regarding consolidations (domination contracts and profit and loss agreements), pooling, and collaborations;

e)	The signing, changing, and terminating of licensing contracts;

f)	Procurements and investments, including the undertaking of construction measures, when the procurement or manufacturing costs exceed €5,000.00 on an individual basis or €50,000 in a fiscal year;

g)	A permanent change in the conventional type of management, organization, production, or sales; in addition, the cessation or major restriction of operating business segments and the absorption of new business segments;

h)	The recourse to or granting of collateral or credit as well as the taking over of third-party liabilities; exceptions are customer- and supplier credit as long as they do not exceed €5,000.00 per individual case or €50,000 total.

i)	The signing and terminating of continuous obligation contracts;

j)	The hiring and dismissal of employees requires the approval of two managing directors;

k)	The granting of powers of attorney and proxy powers;

l)	The initiating of lawsuits;

m)	The granting of executory donations as well as the giving of non-market-conventional gifts;

n)	Agreements with close family members of shareholders or managing directors and with companies, in which shareholders or managing directors or their dependents have a significant interest.

o)	The EXTRUDE HONE CORPORATION’s Schedule of Authority shall be complied with.

§ 4 Services

(1)	The Managing Director shall apply all of his energy and all of his knowledge and experience toward the Company’s interests.

The normal work period is at least 40 hours per week and complies with corporate procedures.

§ 5 Duties and Business Secrets

(1)	The Managing Director is required to maintain absolute confidentiality vis-à-vis third parties regarding all of the Company’s business matters. This requirement shall remain in place after expiration of the employment contract.

(2)	Business- and operations-related documents of all types, including personal records regarding official matters, may not be used for business purposes and shall be carefully stored. Upon termination of the employment contract, the aforementioned documents shall be returned to the Company.

(3)	Rights of retention may not be asserted by the Managing Director. The Managing Director may not file claims against the Company.

§ 6 Innovations, Improvements, and Inventions

(1)	The Managing Director shall transfer innovations and improvements, which he develops during the period of this Contract in the Company’s area of activity, to the Company without special compensation for its sole and unrestricted use.

(2)	In regard to service inventions, the Managing Director is required to promptly report them in writing to the Company (§5 l, p. 1 ArbNerfG (law regarding employee inventions)).

(3)	The Company may claim, in a restricted or unrestricted manner, by means of a written statement, the protection-qualified service invention reported to it within an exclusion period of 4 months after receiving proper notification.

With the unrestricted claim and with receipt of the Company’s written statement, all rights to the service invention shall be transferred over to the Company all rights to the service invention are transferred over to the Company (§ 7, Para. 1 ArbNerfG).

(4)	If the Managing Director leaves the Company, all rights to the Managing Director’s service inventions shall remain with the Company and without any claims to compensation.

§ 7 Secondary Employment and Competition

(1)	Secondary employment, including the holding of honorary positions, requires the approval by the shareholders’ meeting.

The activity of serving as managing director at GENERIS GmbH, Augsburg, shall be established at a later point in time to be still agreed upon.

(2)	The Managing Director shall not, for the duration of this Contract and two years after its termination, work in any way for a rival of the Company or a company affiliated with it or to hold a direct or indirect stake in such an entity or to engage in transactions for his own interests or those of others in the Company’s area of activities.

(3)	The non-compete clause does not apply to holdings in companies in the form of securities that are traded on stock markets and are acquired for purposes of capital investment.

(4)	After termination of the Contract, the Company shall pay the Managing Director, if it does not expressly waive, by correspondingly applying the principle of § 75a HGB, the assertion of the non-compete clause, compensation in the amount of 50 percent of the average fixed annual salary of the last three years per year for the duration of the non-compete clause.

Compensation per year = fixed annual salary of the last 3 years : 6

§8 Managing Director’s Salary

(1)	The Managing Director shall receive a fixed annual salary of €60,000.00. The salary shall be paid in monthly installments on the last day of a given month.

(2)	The Managing Director shall participate in a bonus system that rewards business success in particular. The bonus system is designed in such a manner that a maximum bonus of €30,000.00 can be achieved. The bonus is paid after the fiscal year is completed.

Part of the bonus system includes a target-related agreement that shall be agreed upon with the Managing Director once per year.

(3)	No claims may be made regarding overtime, work on Sundays and holidays, or other extra work.

(4)	The Managing Director shall receive a company vehicle – including for private use (upper mid-range class).

§ 9 Expenses and Cost Reimbursement

(1)	If the Managing Director incurs any costs and expenses while conducting the proper activities of a managing director, they shall be reimbursed to him by the Company, to the extent that the Managing Director substantiates their need in terms of business management and operations, or if said costs and expenses are obvious.

(2)	Travel expenses shall be reimbursed in each case at the maximum rates permissible by tax law.

§ 10 Vacation

(1) The Managing Director is entitled to 30 work days (Saturday is not a work day) of paid vacation per fiscal year. The Managing Director shall arrange the time period of his vacation so that the needs of the Company’s management are taken into consideration. The vacation shall be coordinated with the other managing directors.

§ 11 Duration and Termination

(1)	Employment as Managing Director shall begin on July 1, 2003.

(2)	The Contract shall be concluded for an indefinite period and may be terminated with 3 months prior notice, from the end of a quarter, and for the first time on March 31, 2005.

(3)	The Contract may be terminated without prior notice based on good cause.

(4)	Good cause exists for the Company especially when

a)	The Managing Director violates the non-compete clause;

b)	The Managing Director conducts business for the Company without the required approval or disregards written instructions issued by the shareholders’ meeting.

c)	The Managing Director intentionally prepares an incorrect annual financial statement.

d)	The Company is liquidated.

(5)	The termination shall be conveyed in writing. The Managing Director shall direct his termination notice to the shareholder with the highest equity investment.

(6)	The dismissal as Managing Director is permissible at any time. Dismissal shall be conveyed in writing. It applies at the same time as termination of the employment contract at the next permissible point in time.

(7)	In the event of dismissal as well as termination, the managing director position shall end when the notification regarding the dismissal or termination is received.

§ 12 Software

The Managing Director shall strictly comply with the provisions of the copyright law, especially to not illegally duplicating original software obtained from the Company or to using illegally duplicated software. In addition, the Managing Director shall not use any third-party software in the Company. If the Managing Director were to violate these requirements, he shall release the Company from any damages caused thereby.

§13 Address

The Managing Director shall, promptly and unbidden, notify the Company of any changes to his private address. Letters from the Company that do not reach or are delayed in reaching the Managing Director because of violating this disclosure requirement shall be considered as received on the third business day after being sent by regular mail.

§ 14 Pledging / Assignment

The Managing Director may pledge or assign his remuneration claims to third parties only after receiving the prior written approval of the Company.

The employee shall assume the costs incurred from garnishment, pledging, or assignment.

§ 15 Contractual Penalty

In the event of the culpable non-fulfillment or the contract-violating termination of the position as well as the early termination of the employment contract by the Company culpably caused by the Managing Director, the Managing Director shall pay the Company a contractual penalty in the amount of double the gross monthly pay agreed upon in this Contract. This contractual penalty shall also be applied if the Managing Director violates other major contractual provisions, especially the duty of disclosure (§13, Para. 3), the confidentiality requirement (§ 5.1) and the obligation to return [property] (§ 5.2).

If the Managing Director does not comply with the post-contractual non-compete clause, then the Company may – notwithstanding its other rights – demand a contractual penalty in the amount of €20,000 per each incident of non-compliance, or in the event of [his] entering into an employment contract, for each month of such employment.

The Company is entitled to assert claims for further damage.

§ 16 Final Provisions

(1)	The contractual agreements of the parties exhaustively stem from this Contract. Changes to the Contract must be made in writing and require the express approval of the shareholders’ meeting. Waiving the “in writing” requirement by verbal agreement is void.

(2)	The non-validity of individual provisions shall not affect the legal validity of the Contract as a whole. Instead of the invalid clause, a provision shall be agreed upon that best corresponds to the parties’ economic intent.

(3)	All disputes arising from this Contract shall be resolved by ordinary legal procedures.

Augsburg, Aug. 21, 2003

[signed]	[signed]
Partner, Prometal RCT	Managing Director